SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                       Date of Report
                       (Date of earliest
                       event reported):        August 3, 2001


                               FRESH BRANDS, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Wisconsin                     0-549                          39-0600405
---------------          ----------------------                 ----------
(State or other             (Commission File                  (IRS Employer
jurisdiction of                  Number)                   Identification No.)
incorporation)


                  2215 Union Avenue, Sheboygan, Wisconsin 53081
        -----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (920) 457-4433
                         (Registrant's telephone number)

Item 9.     Regulation FD Disclosure.
------      ------------------------

      On August 3, 2001, the Registrant issued the following press release, which it is hereby furnishing in this Form 8-K.


      Contacts:           Elwood F. Winn                     Armand C. Go
                          President and                      Vice President and
                          Chief Executive Officer            Secretary
                          920-208-4100                       920-208-4200


                FRESH BRANDS REPORTS RECORD SECOND QUARTER SALES
      Supermarket Retailer Sets $15 Million Capital Expenditure Program to
                            Upgrade Business Systems



FOR IMMEDIATE RELEASE:

SHEBOYGAN, Wis, August 3, 2001.... Fresh Brands, Inc. (Nasdaq: FRSH) today reported sales and earnings for its second fiscal quarter ended July 14, 2001.

Net sales for the second quarter were a record $131.9 million, a 13.3% increase over last year's second quarter sales of $116.5 million. Net earnings for the second quarter were $1.78 million, compared to net earnings of $1.90 million for the same period in 2000. Diluted earnings per share for the second quarter of 2001 were $0.34, a 6.3% increase over diluted earnings per share of $0.32 for the same period of 2000.

Retail sales for the second quarter improved 22.1% to $59.1 million, compared to $48.4 million in the second quarter of 2000. The acquisition of Dick's Supermarkets added $8.5 million, or 14.4%, to second quarter 2001 retail sales. Net wholesale sales for the second quarter of 2001 increased 6.9% to $72.8 million, compared to $68.1 million in the second quarter of last year.

For the first two quarters of 2001, net sales were a record $287.6 million, an 8.9% increase over last year's first half sales of $264.1 million. Net earnings for the first two quarters of 2001 were $3.67 million, compared to net earnings of $3.77 million for the same period in 2000. Diluted earnings per share for the first half of 2001 were $0.68, a 7.9% increase over diluted earnings per share of $0.63 for the same period of 2000.

"The major factors behind the sales improvements in both our retail and wholesale operations were the acquisition of Dick's Supermarkets in June 2001 and the continuing success of our Piggly Wiggly(R) Preferred Power Pricing marketing and promotional program," said Elwood F. Winn, president and chief executive officer of Fresh Brands. "Our sales improvement also benefited from store closures by certain of our competitors; the conversion of the Woodlake Market in Kohler, Wisconsin, to a store supplied by Fresh Brands in April 2001; the replacement of a franchise store in Slinger, Wisconsin, in January 2001; and the opening of a new market franchise store in Kewaskum, Wisconsin, in June 2000. For our Piggly Wiggly franchise and corporate retail chain, same store sales increased 4.5% in the second quarter and 3.7% in the first half, compared to the same periods in 2000."

Winn noted that the company's diluted earnings per share increases were due to continued share repurchases since the first quarter of 2000. During the second quarter of 2001, the company repurchased 425,000 shares at an aggregate price of $5.2 million.

"Our gross margin increased to 17.5% in the second quarter of 2001 from 16.7% for the same period last year, due to the higher retail margin to sales mix resulting from the acquisition of Dick's. Operating expenses were 15.3% in the second quarter of this year, compared to 14.2% in the same period of 2000. The increase in operating and administrative expenses was due primarily to ongoing increases in health and accident insurance costs and, secondarily, to higher amortization, depreciation and interest costs related to the Dick's acquisition," Winn said.

"We are very pleased with the solid increases in our retail and wholesale sales and the improvement in our gross margin. While our expenses increased during the past quarter, we continue to focus on reducing costs and expect to benefit from synergies we will gain as the integration of Dick's is completed. The integration is proceeding as anticipated and performance is on track with our expectations," Winn said.

Separately, Fresh Brands announced a $15 million, three-year capital expenditure project to replace and expand its current business information technology systems. The new systems will support the company's aggressive growth plans and provide improved operational efficiencies and cost savings. The project, which is expected to be rolled-out over a three-year period, includes four critical business process phases. The first two phases of the program, the core infrastructure and the systems relating to the company's wholesale business operations, are expected to be completed over the next 12 to 18 months. The final two phases, relating to the company's retail pricing and promotional card marketing, human resources and financial reporting systems, are projected to be completed over the next 24 to 36 months. This project is expected to be funded substantially with internally generated cash from operations.

The company expects that its growth in earnings and earnings per share could be affected as a result of the implementation of this business information technology project for the next several years. For 2001, the impact on earnings and earnings per share is expected to be nominal, since the project is scheduled to commence during the third quarter of 2001. The company expects to spend between $3 million and $5 million during the last half of the year on this project. The impact of this project on the company's earnings and earnings per share in future years is uncertain and will be dependent upon the company's ability to successfully achieve its strategic growth initiatives and realize the expected efficiencies and cost savings from its new business information systems.

"As we have indicated previously, our vision is to acquire multiple successful supermarket brands and to replicate our unique business model in new and existing territories. Although this three-year capital expenditure program represents a significant investment, the successful implementation of our new business systems initiative will be one of the cornerstones that will enable us to aggressively pursue our long-term growth strategy. We also believe that the successful implementation of the new business system will enable us to realize productivity gains in our warehouse operations, cost savings in other business processes, and revenue enhancements in the management of our retail and wholesale margins," said Winn.

The company also announced that its Board of Directors has declared a regular third quarter dividend of $0.09 per share, payable September 7, 2001, to shareholders of record August 24, 2001.

As a follow-up to this release, Fresh Brands will host a conference call on Friday, August 3, 2001, at 1:00 p.m. CDT (2:00 p.m. EDT). The call can be accessed by dialing 1-888-795-2173 (passcode is 3234, leader is Elwood Winn). The call will be available for replay through Friday, August 10, 2001, by dialing 1-800-262-5125.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 70 franchised supermarkets, 27 corporate-owned stores, two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's Web site: www.fresh-brands.com.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company believes, anticipates, expects or words of similar import. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited, to the following: (1) presence of intense competitive market activity in the Company's market areas; (2) ability to identify and develop new market locations for expansion purposes; (3) continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (4) the cost and results of the Company's new business information technology systems replacement project; (5) ongoing absence of food price inflation; (6) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (7) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators; and (8) the Company's ability to integrate and assimilate the acquisition of Dick's Supermarkets, Inc., and to achieve, on a timely basis, the Company's anticipated benefits and synergies thereof. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                               Fresh Brands, Inc.
                       Consolidated Statement of Earnings
                                   (Unaudited)

                                        For the 12-weeks ended             For the 28-weeks ended
                                    July 14, 2001    July 15, 2000    July 14, 2001    July 15, 2000
                                    -------------    -------------    -------------    -------------
Net sales ....................      $ 131,899,000    $ 116,459,000    $ 287,623,000    $ 264,147,000
Cost of products sold ........        108,778,000       96,988,000      238,440,000      220,218,000
                                    -------------    -------------    -------------    -------------
     Gross Profit ............         23,121,000       19,471,000       49,183,000       43,929,000
Operating and administrative
     expense .................         20,202,000       16,507,000       43,320,000       37,966,000

Operating income .............          2,919,000        2,964,000        5,863,000        5,963,000
Interest income ..............            196,000          302,000          584,000          578,000
Interest expense .............           (250,000)        (197,000)        (534,000)        (459,000)
Earnings before income taxes .          2,865,000        3,069,000        5,913,000        6,082,000
Provision for income taxes ...          1,089,000        1,166,000        2,247,000        2,311,000
                                    -------------    -------------    -------------    -------------
Net earnings .................      $   1,776,000    $   1,903,000    $   3,666,000    $   3,771,000
                                    =============    =============    =============    =============

Earnings per share - diluted .      $        0.34    $        0.32    $        0.68    $        0.63
Cash dividends paid per share
     of common stock .........      $        0.09    $        0.09    $        0.18    $        0.18

Weighted average common shares
     and equivalents .........          5,251,000        5,989,000        5,398,000        5,995,000


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FRESH BRANDS, INC.



Date:  August 6, 2001                  By:  /s/ Armand C. Go
                                           -------------------------------------
                                                Armand C. Go
                                                Vice President and Secretary